David M. Cordani	Exhibit 10.1(b)
President and CEO

June 2, 2014

Routing W2SLT
900 Cottage Grove Road
Hartford, CT 06152

Jason Sadler

Dear Jason:

Congratulations on your promotion with Cigna effective June 4, 2014.  I am delighted to confirm your new compensation package as you assume the position of President, International Markets.

▪                 Base Salary – your salary will continue to be paid by Cigna International Corporation, as stated in the Employment Agreement between you and Cigna International Corporation, and will increase to a pre-tax annualized rate of HK $4,457,659 (the equivalent of US $575,000).  The remaining terms and conditions of your Employment Agreement are unchanged.

▪                 Annual Incentive – your annual target will become HK $3,682,414 (the equivalent of US $475,000) for the 2014 performance year.  As you are aware, annual incentive is typically paid in the first quarter of the year following the performance period and are not considered earned until the date paid.

▪                 Long-Term Incentive – your annual long-term opportunity will become $950,000 and will continue to consist of the following two components:

–                Stock Options – grants are typically awarded in the first quarter each year and may vary from 0 to 200% of target based on individual performance and potential.  Options typically vest over a 3 year period and expire no later than 10 years after grant.  The 2015 annual target is $475,000.

–                Strategic Performance Shares (SPS) – grants are typically awarded in the first quarter of each year and may vary from 0 to 200% of target based on individual performance.  SPS awards are typically paid or vested three years after the beginning of the performance period.  Awards are not considered earned until the date paid or vested.  The 2015 annual target is $475,000.

▪                 Stock Ownership Guidelines – To align management and shareholder interests Cigna executives are subject to stock ownership guidelines.  Your stock ownership guideline for this position will become 300% of your new base salary.  You will have five years from your promotion effective date to meet your new ownership guideline.  Once you meet the guideline, you are expected to maintain it on a continuous basis.

NEW TOTAL ANNUAL COMPENSATION OPPORTUNITY:                     US $2,000,000

Also, the following long-term incentive awards with an estimated present value of $755,626 will be awarded to you:

▪                 a transitional SPS award with a grant date value $16,042; shares earned (paid) in 2015 per the plan’s formula

▪                 a transitional SPS award with a grant date value $43,542; shares earned (paid) in 2016 per the plan’s formula

▪                 a transitional SPS award with a grant date value $71,042; shares earned (paid) in 2017 per the plan’s formula

▪                 a Restricted Stock Unit (RSU) award with a grant date value of $625,000.  The RSUs will be subject to the terms and conditions contained in the Cigna Long-Term Incentive Plan and the grant materials.  50% of the Restricted Stock Units will vest on the third anniversary of the grant date, and the remaining 50% will vest on the fourth anniversary of the grant date.

The changes above have no impact on previously awarded bonuses, RSUs, stock options or SPS grants.  The compensation program elements – annual incentive, stock options and strategic performance shares are those of our current program and may be subject to modification or enhancement by the Board of Directors.  As an executive of the company, your compensation will be subject to any future program changes.

Jason, I look forward to continuing to partner with you.

Sincerely,

/s/ David M. Cordani

David M. Cordani

DMC/del

cc:	K. Gorodetzer
J. Murabito